UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

HAWAIIAN HOLDINGS INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is an article discussing the pending acquisition (the “Transaction”) of Hawaiian Holdings, Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska”) posted to the Transaction website on December 26, 2023.

Editorial: Hawaii residents need quality air carriers

December 6, 2023

It’s time for cautious optimism, as the highly consequential takeover of kamaaina company Hawaiian Airlines by Alaska Airlines gets underway. For Hawaii, this $1.9 billion deal holds with it the fate of a 94-year-old firm that employs about 7,300 workers locally and is the carrier of choice for many residents for island-hopping and trips to the mainland and Asia-Pacific.

How “the spirit of aloha” will change for the state’s biggest and longest-serving airline will keep people on edge as the buyout process unfolds over the next 12 to 18 months.

Many here want to believe in the “tremendous upside” of this deal, as optimistically put by Alaska Air CEO Ben Minicucci in Sunday’s shocking announcement alongside Hawaiian Air CEO Peter Ingram. They called the deal “pro-consumer” and “pro-competitive” — and on the surface, the two airlines do look very complementary, which bodes well for consumer-choice expansion, not choice constriction. Alaska Air largely serves the U.S. West, plus Hawaii and some East Coast sites; Hawaiian Air, in addition to interisland routes, serves the West Coast, a few East Coast hubs, plus quite valuably, Japan and other Pacific destinations. Combined, the two have about 1,300 total daily flights, with only 12 of them overlapping — though those dozen routes are all in Hawaii.

Pointedly and wisely, the Hawaiian Air brand will live on, to bank on the cachet, local affinity and fairly good reputation of the longtime carrier. Because other airlines serve the Hawaii-mainland and interisland markets, airfares should — must — remain competitively affordable for consumers. But this deal will surely be scrutinized by the U.S. Department of Justice over antitrust concerns: Though Alaska would remain the nation’s No. 5 airline, post-takeover, Hawaiian and Alaska together would control about 40% of Hawaii-mainland routes.

Currently, federal regulators are suing to stop the JetBlue-Spirit merger — and though that opposition is aimed mainly on preserving Spirit as a discount airline, dissimilar to this Alaska-Hawaiian situation, it looms large.

Meanwhile, Alaska Air must stay true to its stated commitments to Hawaii, including “robust” neighbor island service, as well as on points outlined Sunday such as:

•

Retaining and growing Hawaii’s workforce. Of Hawaiian Air’s 7,300 employees, all 5,800 of its union employees were assured of keeping their jobs. That bodes well — and the prospect of growing more jobs, if expansion plans are successful, is promising.

•	Making Honolulu a key hub for the combined airline with expanded service to the mainland and creating new connections to Asia and the Pacific.

•	For travelers in frequent-flyer programs, they’ll be retaining their miles, and have access to the oneworld Alliance network.

Hawaiian Air has struggled in recent years, as evidenced by the $900 million in debt being absorbed under the $1.9 billion purchase, as well as its $4.86 share price on Friday that surged to $14.22 Monday after the buyout announcement. Its travelers have seen a series of reservations and customer service problems; and aviation experts had anticipated a takeover due to headwinds related to more interisland competition (read Southwest), engine-equipment issues, and an anemic return of Japanese visitors post-COVID, compounded by August’s wildfire that leveled Lahaina.

And there’s lingering uncertainty about the Asia bounce-back, which affects not only airlines, but the whole of Hawaii’s tourism industry.

Keeping the Hawaiian Airlines brand strong will be in both carriers’ best interests — and that will mean nurturing the goodwill that the homegrown airlines has enjoyed here for nearly a century. Residents here love the intangibles — hospitality, respect, loyalty, shared values — and already, much is being made about the similarities in corporate culture of Alaska Air in the 49th State and Hawaiian Air in this 50th State.

“We are aligned in the way we do business, the way in which we treat our employees, our engagement and support to the communities we serve,” Minicucci said.

Keeping local customers loyal and satisfied, while taking care of the thousands-strong workforce here, must remain core top priorities. In this high-stakes gambit, like it or not, Hawaii’s economy is along for the ride.

***

This editorial was published in the Honolulu Star-Advertiser on December 6, 2023. Neither Hawaiian Holdings nor Alaska has sought or obtained permission from the publisher, Oahu Publications Inc., or the author to reprint and distribute this editorial.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at

https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the

Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.